UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 27, 2023

DUTCH BROS INC.
(Exact name of registrant as specified in its charter)

Delaware		001-40798	87-1041305
(State or other jurisdiction of incorporation)		(Commission File Number)	(IRS Employer Identification No.)
110 SW 4th Street
Grants Pass,	Oregon		97526
(Address of principal executive offices)			(Zip Code)
(541) 955-4700
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on which Registered
Class A Common Stock, par value $0.00001 per share	BROS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, pursuant to the transition plan approved by the Board of Directors (the “Board”) of Dutch Bros Inc., a Delaware corporation (the “Company”), on August 4, 2023 (the “Transition Plan”), Joth Ricci resigned from his position as Chief Executive Officer of the Company and each of its subsidiaries and all other positions he held with the Company and each of its subsidiaries, and resigned as a member of the Board, all effective December 31, 2023. Mr. Ricci’s resignation was not the result of any disagreement or dispute with the Company. Mr. Ricci will briefly serve as a Strategic Advisor to the Company, through January 2, 2024, and during such time, equity awards previously granted to Mr. Ricci will continue to vest in accordance with their terms.

In accordance with the Transition Plan, on December 28, 2023, the Board appointed Christine Barone as Chief Executive Officer of the Company and its subsidiaries, in addition to her position as President of the Company and its subsidiaries, effective January 1, 2024, to serve until her successor has been duly appointed, or until her earlier death, resignation, or removal. In addition, the Board appointed Ms. Barone to fill the vacancy on the Board created by Mr. Ricci’s resignation, to serve on the Board as a director until the Company’s 2024 annual meeting of stockholders, and until her successor has been duly elected and qualified, or until her earlier death, resignation, or removal.

Ms. Barone, age 50, has served as President of the Company and its subsidiaries since February 2023. Ms. Barone has worked in the food service and beverage industries for more than a decade, and most recently served as Chief Executive Officer at True Food Kitchen, a high growth restaurant and lifestyle brand, from August 2016 to February 2023. Prior to that, she served in various leadership roles at Starbucks Corporation (Nasdaq: SBUX). Earlier in her career, she held positions with Bain & Company and Raymond James. Since March 2020, Ms. Barone has served on the Board of Directors of Yelp Inc. Ms. Barone holds a B.A. in Applied Mathematics and an M.B.A. from Harvard University.

In connection with her appointment as Chief Executive Officer, on December 27, 2023, the Company entered into an amended offer letter with Ms. Barone (the “Agreement”). Pursuant to the Agreement, Ms. Barone will receive an annual base salary of $750,000 and is eligible to receive an annual cash bonus of 100% of her annual base salary. She is also eligible for an annual award of restricted stock units under the Company’s 2021 Equity Incentive Plan to acquire a number of shares of Class A common stock equal to $1,800,000, which will vest and settle subject to the terms and conditions approved by the Board on the applicable grant date. She will continue to receive cell phone and internet stipends and be eligible to participate in the Company’s standard benefits, subject to the terms and conditions of such plans and programs, including certain post-employment cash severance payments and other benefits pursuant to her Participation Agreement under the Company’s Amended and Restated Severance and change in Control Plan (the “Participation Agreement”). The foregoing description of the Agreement and the Participation Agreement is not complete, and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and the Participation Agreement, a copy of which is filed as Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 28, 2022 (File No. 001-40798).

There are no arrangements or understandings between Ms. Barone and any other persons pursuant to which she was selected as Chief Executive Officer or director and there are no family relationships between Ms. Barone and any other director or executive officer of the Company. Additionally, there are no transactions involving the Company and Ms. Barone that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

In connection with Ms. Barone’s prior appointment as President of the Company, the Company entered into its standard indemnification agreement with Ms. Barone, which form indemnification agreement is filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 13, 2021 (File No. 333-258988).

Item 9.01    Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description
10.1	Amended Offer Letter, dated as of December 27, 2023, by and between Dutch Bros Inc. and Christine Barone
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUTCH BROS INC.
(Registrant)

Date:	January 2, 2024	By:	/s/ Charles L. Jemley
Charles L. Jemley
Chief Financial Officer